Exhibit 10.21

PROMISSORY TRANSFER OF SHARES AGREEMENT

THIS PROMISSORY AGREEMENT is made on the seventeen day of May 2006.

BETWEEN:

1.	DOUBLE MARGIN LIMITED, a company duly incorporated under the laws of the British Virgin Islands, with its registered office in the British Virgin Islands, at International Trust Building, Wickhams Cay, Tortola, herein duly represented by its Director Li Chi Keung (hereinafter referred to as “DOUBLE MARGIN”);

2.	LEONG ON KEI, aka ANGELA LEONG, Chinese nationality, single, holder of the Macau ID card number 7385888(8) issued on 30-3-2005 with address in Macau at Avenida de Lisboa, 2-4, Hotel Lisboa, 9 Floor[, Macau] (hereinafter referred to as “ANGELA LEONG”);

(collectively hereinafter referred to as the “PROMISSORY SELLERS”)

3.	Swift Profit Investments Limited , a company duly incorporated under the laws of the British Virgin Islands, with its registered office in the British Virgin Islands, at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, herein duly represented by its director, Mr. Ho, Lawrence Yau Lung (hereinafter referred to as “SWIFT PROFIT”);

4.	SOCIEDADE DE FOMENTO PREDIAL OMAR, LIMITADA, a company duly incorporated under the laws of Macau, duly registered in the Companies Registry Office of Macau, under 5345, page 177, Book C-13, with its registered office in Macau, at Avenida Lisboa, s/n, Nova Ala do Hotel Lisboa, 2.F, herein duly represented by its Managers Dr. Ho, Stanley Hung Sun and Ms. Leong On Kei (hereinafter referred to as “OMAR”);

(together, the “PARTIES”)

WHEREAS:

(a) OMAR

(i) OMAR is a company incorporated under the laws of Macau, duly registered in the Companies Registry Office of Macau, under number 5345, page 177, Book C13, with its registered office in Macau, at Avenida Lisboa, s/n, Nova Ala do Hotel Lisboa, 2.F.

(ii) the issued share capital of OMAR as at the date hereof is MOP$10.000,00, divided into 2 (two) shares (quotas), as follows:

•	DOUBLE MARGIN is the lawful and beneficial owner of a share (“quota”) of OMAR in the par amount of MOP$3.500,00;

•	ANGELA LEONG is the lawful and beneficial owner of a share (“quota”) of OMAR in the par amount of MOP$6.500,00;

(b) THE SITE

(iii) by means of a deed executed on 27th July 1990 (the “Deed”) at the Macau Finance Department, the then Macau Government granted to “MACAU-OBRAS DE ATERRO, LIMITADA” several plots of land located at Zona dos Novos Aterros do Porto Exterior (NAPE), in Macau, amongst them a plot with an area of 6.480,00 sq. meters identified in the Deed as Lote 19 (A1/M) (the Deed and the Land shall be hereinafter referred to, respectively, as the “MASTER LAND LEASE GRANT” and the “SITE”);

(iv) all terms and conditions of the MASTER LAND LEASE GRANT were furtheron revised by another deed executed in 9th August 1991 and by Dispacth n.o 98/SATOP/99 published in the Official Gazette n.º 45 in 10th November 1999;

(v) according to the above mentioned Dispatch n.o 98/SATOP/99 the new terms and conditions of the MASTER LAND LEASE GRANT for each of the land plots would be determined in separate and autonomous agreements;

(vi) by means of a Dispatch n.o 32/2001 issued by the Secretary for the Transports and Public Works of the Macau SAR and published in the Official Gazette n.º 17 in 25th April 2001, the MASTER LAND LEASE GRANT was amended to contemplate only the lease of the SITE;

(vii) by means of a Dispatch n.o 67/2004 issued by the Secretary for the Transports and Public Works of the Macau SAR and published in the Official Gazette n.º 28 in 14th July 2004, it was authorized the assignment of rights of the MASTER LAND LEASE GRANT concerning the SITE by “MACAU-OBRAS DE ATERRO, LIMITADA” in favor of OMAR (the revised version of the MASTER LAND LEASE GRANT regarding the SITE, and the authorization for the assignment of rights in favor of OMAR shall be collectively referred to as the “LAND LEASE GRANT”);

(viii) the boundaries of the SITE, indicated in the relevant Government documents issued, are:

•	North: Rua de Madrid;

•	South: Avenida Dr. Sun Yat-Sen;

•	East: Avenida do Governador Jaime Silvério Marques;

•	West: Alameda do Dr. Carlos d’Assumpção

(ix) under the LAND LEASE GRANT conditions presently in force, the SITE shall be developed with the construction of a building under strata title with two towers with 13 floors and a podium, with the following gross floor areas (in square meters):

(i) housing 35,248 ; (ii) commerce 4,992;

(iii) parking 8,372; (iv) social equipment 2,612

(x) during the development period the yearly land rental for the SITE is MOP 64,800.00 subject to revision each 5 years, and after completion of the construction the rental to be paid to the Government should be MOP$255,540.00.

(xi) the development should have been completed by 29th October 2005.

(xii) pursuant to the LAND LEASE GRANT and to Decree-Law 54/89/M, 28th August, upon completion of the development OMAR must return to the Macau Government the unit for social equipment with a total area of 2,612 sq. meters and the attached parking spaces.

(c) THE TRANSFER OF SHARES AGREEMENT

(xiii) in order to indirectly own and possess the SITE, SWIFT PROFIT has decided to purchase 100% of the share capital of OMAR for the total consideration described in Clause 3 of this PROMISSORY AGREEMENT.

(d) PRE-CONDITION FOR MAKING THE PROMISE TO SELL THE SHARES

BY THE PROMISSORY SELLERS

(xiv) The PROMISSORY SELLERS AND/OR “SOCIEDADE DE JOGOS DE MACAU, S.A.” (hereinafter designated as “SJM” ) are negotiating and a preliminary agreement was signed for the acquisition of a site identified as Lote 25 located at Zona dos Novos Aterros do Porto Exterior (NAPE), in Macau, from a third party related with the authority of Zhuhai and this PROMISSORY AGREEMENT and all its terms and conditions are subject to the completion of the proposed acquisition and the PROMISSORY SELLERS AND/OR SJM or their respective nominees become owners (whether directly or indirectly) of the site of Lote 25. There is an indication that this acquisition shall be completed before or on 27th January 2007 but such completion date can be extended by both parties to a further date in accordance with Clause 6.1.1 below. In case the proposed acquisition of Lote 25 is not completed for whatever reasons and the PROMISSORY SELLERS AND/OR SJM or their respective nominees do not become owners (whether directly or indirectly) of the site of Lote 25 this PROMISSORY AGREEMENT shall be considered as terminated and all amounts of the consideration received by the PROMISSORY SELLERS and/or their legal counsel in Macau, shall be returned (without interest) to SWIFT PROFIT.

(e) Relationship between SWIFT PROFIT AND MELCO INTERNATIONAL

DEVELOPMENT LIMITED

Swift Profit is a wholly owned subsidiary of Melco PBL Holdings Limited, which is a 50:50 joint venture of Melco International Development Limited (a company incorporated in Hong Kong and the securities of which are listed on the Hong Kong Stock Exchange) (“Melco”) and Publishing and Broadcasting Limited (a company incorporated under the laws of Australia and the securities of which are listed on the Australian Stock Exchange) (“PBL”) and a member of the joint venture to undertake gaming, entertainment and hospitality business in Asia region (“Melco PBL Joint Venture”). It is confirmed and acknowledged by Swift Profit that any of its Appointed Nominee shall be either :

(a)	companies within the Melco PBL Joint Venture or;

(b)	Melco or Melco’s subsidiaries; or

(c)	PBL or PBL’s subsidiaries; or

(d)	any of the directors or authorised officers of the aforesaid companies but not any other third party.

Under such circumstances that both Parties are fully aware, the PROMISSORY SELLERS have agreed to promise to sell and SWIFT PROFIT has agreed to promise to purchase the SALE SHARES on and subject to the terms and conditions of this PROMISSORY AGREEMENT.

IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS

“Affiliate”	of a specified Person means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person and, in the case of such specified Person being a natural Person, shall include, without limitation, such specified Person’s spouse, parents and descendants (whether by blood or adoption and including any stepchildren);

“Appointed Nominee”	means any company(ies) as specified in Recital (e) or any directors or authorised officers of such company(ies) appointed by SWIFT PROFIT for purchase of one or both Sale Shares upon Completion pursuant to clause 2.3 or for dealing with the Government and/ or any othe public or private body regarding the revision of the LAND LEASE GRANT pursuant to clause 4;

“Articles”	means the articles of association of OMAR;

“Authority”	means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local and the term “Authority” shall include but not limited to “Tax Authority”;

“Authorisation”	means any licence, consent, permit, approval or other authorisation, whether public or private;

“Business Day”	means a day (other than a Saturday, Sunday, public holidays or days on which a typhoon signal 8 or above or black rainstorm signal is hoisted in Macau at 10:00 a.m.) on which banks in Macau are generally open for business;

“Completion”	means the completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date”	means the date on which Completion takes place, should be on or before 27th January 2007 or such other date as mentioned in Clause 6.1.1 or 6.1.2

“Consideration”	has the meaning given in Clause 3;

“Control”	means, in relation to a specified Person, where another Person (or other Persons acting in concert) acquires direct or indirect control (1) of the affairs of that specified Person(or, if applicable, its holding company), or (2) over more than 50 per cent. of the total voting rights conferred by all the issued shares in the capital of that specified Person which are ordinarily exercisable in general meeting or (3) of the composition of the main board of directors of that specified Person (or holding company). For these purposes, “Persons acting in concert”, in relation to a specified Person, are Persons which actively co-operate pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that specified Person. The expressions “Controls”; “Controlled by”; and “common Control” shall have a corresponding meaning;

“Deposit”	has the meaning given in Clause 3.2

“Encumbrance”	with respect to any asset, any mortgage, lien, pledge, charge, option, restriction, right of first refusal, right of pre-emption, third party right equity or interest, other security interest or encumbrance of any kind in respect of such asset or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect;

“Government”	means any governmental authority in Macau; and the term “Governmental” shall be construed accordingly;

“HK$”	means Hong Kong dollars;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“LAND LEASE GRANT”	has the meaning given in Recital (b)(vii);

“Law”	includes all applicable legislation, statutes, directives, regulations, judgements, decisions, decrees, orders, instruments, by-laws and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this PROMISSORY AGREEMENT;

“Macau”	means the Macau Special Administrative Region of the People’s Republic of China;

“MOP”	means Macau patacas;

“Notarized Share Transfer Agreement”	means the transfer of Shares Agreement to be executed at Completion according to paragraph 1 of article 366 of the Macau Commercial Code;

“Notice”	has the meaning given to it in Clause 15.1;

“SWIFT PROFIT’ Warranties”	means the warranties and representations given by SWIFT PROFIT pursuant to Clause 10 and “SWIFT PROFIT’ Warranty” means any one of them;

“Sale Shares” or “Shares”	means the 2 Shares (“quotas”) of MOP$3.500,00 and MOP$6.500,00 each in the registered capital of OMAR, all of which have been issued and are fully paid up, representing 100% of the issued share capital of OMAR;

“PROMISSORY AGREEMENT”	means this PROMISSORY AGREEMENT including all schedules to this PROMISSORY AGREEMENT, as it may be amended and/or supplemented from time to time;

“PROMISSORY SELLERS’ Warranties”	means the warranties and representations given by the PROMISSORY SELLERS pursuant to Clauses 10 and 11 and “PROMISSORY SELLERS’ Warranty” means any one of them;

“Quota”	Share of the joint capital of a private company as defined on Articles 356 and 360 of Macau Commercial Code

“SITE”	has the meaning given in Recital (b)(iii);

“Tax” or “Taxation”	include all forms of tax, levy, duty (including Hong Kong estate duty), charge, fee, contribution, impost or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by a local, municipal, governmental, state, federal or other body or authority in Macau (including any fine, penalty, surcharge or interest in relation thereto); and

“Tax Authority”	means any person, organisation or body entitled to enforce or collect Tax including without limitation, the “Direcção dos Serviços de Finanças de Macau”.

2. PROMISE OF SALE AND PURCHASE

2.1. Subject to the terms and conditions of this PROMISSORY AGREEMENT, the PROMISSORY SELLERS, as legal and beneficial owners, promise to sell to the SWIFT PROFIT, and SWIFT PROFIT promises to purchase from the PROMISSORY SELLERS the SALE SHARES free from all Encumbrances and together with all rights and advantages attaching to them as at Completion (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Completion).

2.2 Notwithstanding 2.1 above, any and all distribution of dividends prior to COMPLETION shall be subject to previous written consent given by SWIFT PROFIT.

2.3 The PROMISSORY SELLERS agree that SWIFT PROFIT shall be freely entitled to appoint the APPOINTED NOMINEE which must be any company(ies) as specified in Recital (e) or any director(s) or authorised officer(s) of such company(ies) to purchase one or both SALE SHARES. The appointment of the APPOINTED NOMINEE to purchase one or both SALE SHARES shall be notified to the PROMISSORY SELLERS on or before the execution of the NOTARIZED SHARE TRANSFER AGREEMENT.

3. CONSIDERATION

3.1. The total consideration to be paid by SWIFT PROFIT to the PROMISSORY SELLERS for the SALE SHARES shall be HK$1.500.000.000,00 (Hong Kong Dollars One Billion and Five Hundred Million Only) (the “Consideration”).

3.2. SWIFT PROFIT shall pay the Consideration to the PROMISSORY SELLERS as follows:

a) Upon execution of this PROMISSORY AGREEMENT, SWIFT PROFIT hereby pays to DOUBLE MARGIN’S legal counsel in Macau, namely C&C Advogados as a stakeholder a down payment in the amount of HKD$35.000.000,00 (Hong Kong Dollars Thirty five Million Only) by means of a cheque, who hereby acknowledges receipt;

b) Upon execution of this PROMISSORY AGREEMENT, SWIFT PROFIT hereby pays to ANGELA LEONG’S legal counsel in Macau, namely C&C Advogados as a stakeholder a down payment in the amount of HKD$65.000.000,00 (Hong Kong Dollars Sixty Five Million ) by means of a cheque, who hereby acknowledges receipt;

The aforesaid aggregate amount of HKD$100.000.000,00 paid by SWIFT PROFIT shall collectively be referred to as “Deposit” and the said payment of Deposit by SWIFT PROFIT to the PROMISSORY SELLERS’ legal counsel as stakeholder can be made by way of one or multiple cheque(s).

The balance amount of HKD$1.400.000.000,00 (Hong Kong Dollars One Billion and Four Hundred Million Only) shall be paid as follows:

a)	Upon execution of the Notarized Share Transfer Agreement and Completion, SWIFT PROFIT shall pay to DOUBLE MARGIN the amount of HKD$490.000.000,00 (Hong Kong Dollars Four Hundred and Ninety Million Only) by means of a cheque, bank draft or cashier order as SWIFT PROFIT and/or its Appointed Nominee may deem appropriate ;

b)	Upon execution of the Notarized Share Transfer Agreement and Completion, SWIFT PROFIT shall pay to ANGELA LEONG the amount of HKD$910.000.000,00 (Hong Kong Dollars Nine Hundred and Ten Million Only) by means of a cheque, bank draft or cashier order as SWIFT PROFIT and/or its Appointed Nominee may deem appropriate ;

4. POWER OF ATTORNEY

OMAR shall execute, within 21 days, in favor of SWIFT PROFIT or its Appointed Nominee a revocable Power of Attorney, as per Annexed draft, granting inter alia the necessary powers for SWIFT PROFIT or its Appointed Nominee to make to the Government and/or any other public or private body any requests and/or petitions whatsoever related to the revision of the LAND LEASE GRANT so that OMAR can prepare the development of the SITE for a complex including hotel and casino.

5. REVERSION OF THE SITE

5.1. The PROMISSORY SELLERS, SWIFT PROFIT and OMAR acknowledge and agree that pursuant to the LAND LEASE GRANT, the development of the SITE should have been completed by 29th October 2005 and that such event may constitute a breach of the LAND LEASE GRANT, and thus the SITE might be subject to reversion to the Government.

5.2 The PROMISSORY SELLERS, SWIFT PROFIT and OMAR hereby agree and acknowledge that they will use their best endeavors and their best commercial efforts with the Government, so that the revision of the LAND LEASE GRANT is duly authorized as soon as possible, and that the SITE is not reverted to the Macau Government.

5.3 For the purposes mentioned in paragraph 5.2 above, the PROMISSORY SELLERS and OMAR hereby declare that they shall sign all required documentation necessary in a timely manner for the revision of the LAND LEASE GRANT.

5.4 If the Government decides that the SITE must be reverted, the PROMISSORY SELLERS and OMAR shall, or as the case may be, procure its legal counsel in Macau, namely C&C Advogados, to, within seven (7) days from the effective date of announcement of the reversion on the Macau Official Gazette, return to SWIFT PROFIT all amounts (without interest) paid by the latter pursuant to this PROMISSORY AGREEMENT.

5.5 In the event of reversion of SITE to the Government and after the amounts have been fully returned to SWIFT PROFIT as mentioned in 5.4 above, this PROMISSORY AGREEMENT shall be considered terminated by mutual agreement of the Parties with effect from the date of the announcement of the reversion on Macau Official Gazette.

5.6 In the event this PROMISSORY AGREEMENT is considered terminated under the terms stipulated in this clause and without prejudice to the payment of the amounts in the terms stipulated in 5.4 and 5.5 above, all Parties (PROMISSORY SELLERS, SWIFT PROFIT and OMAR) acknowledge and agree that they will not receive any compensation as a result of the said termination.

6. COMPLETION

6.1 DATE AND PLACE

6.1.1 Completion shall take place on or before 27th January 2007 and in case the completion date of the acquisition of Lote 25 by the PROMISSORY SELLERS AND/OR SJM or their respective nominees does not occur on or before that date, Swift Profit may either by immediate written notice to the Promissory Seller to terminate this Promissory Agreement or agree in good faith with the Promissory Sellers such other date of Completion in order to allow the Completion to take place on the same date of the acquisition of Lote 25 by the Promissory Sellers and/or SJM or their respective

6.1.2 Condition for Completion

Notwithstanding anything to the contrary contained herein and without prejudice to clause 6.1.1 above, the Completion shall only take place upon fulfilment of all of the following conditions (or upon Swift Profit has given, in its absolute discretion, a written waiver thereof to the Promissory Sellers) :

(a)	the GOVERNMENT has authorised the revision of the LAND LEASE GRANT as mentioned in Clause 5.2 above;

(b)	SWIFT PROFIT is satisfied with the results of the due diligence review as mentioned in Clause 9 below in all material respect; and

(c)	All the PROMISSORY SELLERS’ WARRANTIES remain true and accurate in all material respect at the time of Completion;

In case any of the above conditions is not fulfilled on or before 27th January 2007, Swift Profit may either :

(i)	by immediate written notice to the Promissory Seller to terminate this Promissory Agreement; or

(ii)	by written notice specify another date of Completion allowing further reasonable time for fulfilment of such unfulfilled conditions; or

(iii)	by giving a written notice of waiver of such unfulfilled conditions to the PROMISSORY SELLERS and proceed with the Completion accordingly

6.1.3 The rights stipulated in 6.1.2 above shall survive until (i) the PROMISSORY AGREEMENT is terminated or (ii) the NOTARIZED SHARE TRANSFER AGREEMENT is executed.

6.1.4 The PROMISSORY SELLERS, SWIFT PROFIT and OMAR acknowledge and agree that other than the return of Deposit as mentioned in Clause 6.1.5 below , no other compensation shall be claimed by either Party in case of any termination of this Promissory Agreement by Swift Profit pursuant to either Clause 6.1.1 or 6.1.2 above.

6.1.5 If this Promissory Agreement is considered terminated under the terms stipulated in Clause 6.1.1 or 6.1.2, the PROMISSORY SELLERS and OMAR shall, or as the case may be, procure its legal counsel in Macau, namely C&C Advogados, to, within seven (7) days from the date of notice of termination given by Swift profit, return to SWIFT PROFIT all and any amounts (without interest, with exception on the default by the Promissory Sellers when the amounts shall be returned with interest) paid by the latter pursuant to this PROMISSORY AGREEMENT.

6.2 COMPLETION EVENTS

On Completion:

6.2.1 the PROMISSORY SELLERS and the SWIFT PROFIT (and/ or its Appointed Nominee) shall execute the NOTARIZED SHARE TRANSFER AGREEMENT;

6.2.2. the PROMISSORY SELLERS’ legal counsel in Macau, namely C&C Advogados shall release the Deposit to the PROMISSORY SELLERS in accordance with their respective entitlements set out in clause 3.2 above

6.2.3 SWIFT PROFIT and/ or its Appointed Nominee shall pay the balance of the Consideration to the PROMISSORY SELLERS.

6.2.4 the PROMISSORY SELLERS and OMAR shall provide such written documents evidencing :

(a)	the resignation of all the members of the administration nominated by the Promissory Sellers as mentioned in clause 8.1 and a written confirmation from such resigning members that they have no claim outstanding for compensation or otherwise against Omar;

(b)	cause such persons as nominated by SWIFT PROFIT and/ or its Appointed Nominee to be validly appointed as new members of administration of Omar; and

(c)	the termination of the commitment between OMAR and SJM regarding the operation of a casino at the premises of the building at the Site as mentioned in clause 8.3

7. PRE-EMPTION RIGHT

7.1. OMAR and each of its SHAREHOLDERS, being the PROMISSORY SELLERS, hereby waives and renounces in full the pre-emption right held pursuant to Clause 5 of the Articles in respect of the transfer of the SALE SHARES.

8. OMAR’S ADMINISTRATION AND OBLIGATION OF OMAR

8.1 The PROMISSORY SELLERS undertake that upon the execution of this PROMISSORY AGREEMENT, all the members of the administration shall submit their resignation from the positions held as follows:

•	LEONG ON KEI, from the position of Manager;

•	HO STANLEY HUNG SUN AKA STANLEY HUNG SUN HO AKA STANLEY HO, from the position of Manager;

•	CHAN WAI LUN ANTHONY, from the position of Manager;

•	AMBROSE SO SHU FAI, from the position of Manager

8.2 The resignation mentioned in 8.1 above shall only be effective as of the date of Completion.

8.3 Upon execution of this Promissory Agreement, OMAR shall, and the PROMISSORY SELLERS shall procure OMAR to, terminate the commitment with SJM to operate a casino at the premises of building at the Site as mentioned in clause 11.1.4 (b) below with effective termination date on the date of Completion and the promissory sellers shall bear all costs and expenses and other compensation, if any, to SJM regarding such termination. The PROMISSORY SELLERS hereby undertake to pay to SJM any and all sums that may be claimed or demanded by SJM and/ or any third party for such termination and to keep OMAR free from any liabilities resulting from the said termination.

9. DUE DILIGENCE REVIEW PRIOR TO COMPLETION

9.1 SWIFT PROFIT and their respective appointed representatives and professional advisers shall have the right, after the execution of this Promissory Agreement and until the date of Completion, to visit the SITE, facilities and office premises of OMAR and to check the existence and condition of the SITE and the assets thereat and to carry out a review and investigation of, including but not limited to, the assets, liabilities, financial condition, contracts, operations, books and records, etc., commitments, business and prospects of OMAR.

9.2 The PROMISSORY SELLERS shall provide all reasonable assistance (including but not limited to allow free access to the SITE, the facilities and office premises of OMAR at reasonable time with prior appointment) and information as SWIFT PROFIT and/or their respective appointed representatives and professional advisers may require for the purpose of carrying out the relevant review and investigation as mentioned in paragraph 9.1 above

10. WARRANTIES

10.1. OMAR and the PROMISSORY SELLERS’ WARRANTIES

10.1.1 OMAR AND THE PROMISSORY SELLERS jointly and severally warrant and represent to and for the benefit of SWIFT PROFIT that OMAR and the PROMISSORY SELLERS’ Warranties are true, accurate and not misleading as at the date of this PROMISSORY AGREEMENT.

10.1.2 OMAR and the PROMISSORY SELLERS acknowledge and accept that SWIFT PROFIT is entering into this PROMISSORY AGREEMENT in reliance upon each of OMAR and the PROMISSORY SELLERS’ Warranties.

10.1.3 OMAR and the PROMISSORY SELLERS’ Warranties are given subject to matters fairly disclosed in this PROMISSORY AGREEMENT with sufficient details to identify the nature and extent of the matters disclosed, but no other information relating to OMAR of which the SWIFT PROFIT have knowledge (actual or constructive) shall prejudice any claim made by SWIFT PROFIT under this PROMISSORY AGREEMENT or operate to reduce any amount recoverable.

10.1.4 Each of OMAR and the PROMISSORY SELLERS’ Warranties shall be separate and independent and shall not be limited by reference to any other PROMISSORY SELLERS’ Warranty or anything in this PROMISSORY AGREEMENT.

10.2 NOTIFICATION

10.2.1 If after the signing of this PROMISSORY AGREEMENT:

(i)	OMAR and the PROMISSORY SELLERS shall become aware that any of the PROMISSORY SELLERS’ Warranties was untrue, inaccurate or misleading as of the signing of this PROMISSORY AGREEMENT; or

(ii)	any event shall occur or matter shall arise of which OMAR and the PROMISSORY SELLERS become aware which results or may result in any of the PROMISSORY SELLERS’ Warranties being untrue, inaccurate or misleading at Completion, had OMAR and the PROMISSORY SELLERS’ Warranties been repeated at Completion,

OMAR and the PROMISSORY SELLERS shall immediately notify SWIFT PROFIT in writing as soon as practicable and in any event prior to Completion setting out full details of the matter and the PROMISSORY SELLERS shall make any investigation concerning the event or matter and take such action, at their own cost, as SWIFT PROFIT may require.

10.2.2 Any notification pursuant to Clause 10.2.1 shall not operate as a disclosure and OMAR and the PROMISSORY SELLERS’ Warranties shall not be subject to such notification.

10.3 UPDATING OF OMAR AND THE PROMISSORY SELLERS’ WARRANTIES TO COMPLETION

OMAR and the PROMISSORY SELLERS further jointly and severally warrant and represent to SWIFT PROFIT that OMAR and the PROMISSORY SELLERS’ Warranties will be true and accurate and not misleading at Completion as if they had been repeated at Completion.

10.4 TERMINATION RIGHTS

10.4.1 Subject to Clauses 6.1.1 and 6.1.2 above, if, on or before Completion, upon proper notification OMAR and/or the PROMISSORY SELLERS refuse to transfer the shares to SWIFT PROFIT , the latter shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by notice in writing to OMAR and the PROMISSORY SELLERS to terminate this PROMISSORY AGREEMENT and demand the return of the Deposit (with interest) and an additional compensation equivalent to the amount of the Deposit.

10.4.2 If this Promissory Agreement is considered terminated under the terms stipulated in clause 10.4.1 above, the PROMISSORY SELLERS and OMAR shall, within seven (7) days from the effective date of the termination, return to SWIFT PROFIT the Deposit (with interest) together such additional compensation equivalent to the amount of the Deposit.

10.4.3 Notwithstanding what is provided in the present Clause, OMAR and the PROMISSORY SELLERS agree that Article 820 of the Civil Code of Macau shall apply to this PROMISSORY AGREEMENT, and therefore if SWIFT PROFIT do not default this PROMISSORY AGREEMENT, the latter may chose to file a legal action for specific performance of the present PROMISSORY AGREEMENT in accordance with the said legal provision.

10.4.4 Any failure by SWIFT PROFIT to exercise the right to terminate this PROMISSORY AGREEMENT under Clause 10.4.1 shall not constitute a waiver of any other rights of SWIFT PROFIT arising out of any breach of any PROMISSORY SELLERS’ Warranty.

10.4.5 Pursuant to paragraph 2 of article 517 of the Macau Civil Code, the OMAR and the PROMISSORY SELLERS’ WARRANTIES and any liability occurring thereof are solely and exclusively undertaken by the PROMISSORY SELLERS. This clause 10.4.5 shall survive and remains valid after the date of Completion.

10.5 PROMISSORY SELLERS’ UNDERTAKING TO PAY

10.5.1 Without restricting the rights of SWIFT PROFIT or their ability to claim damages on any other basis, in the event of a breach of any of the PROMISSORY SELLERS’ Warranties, the PROMISSORY SELLERS shall pay, in cash on demand, to SWIFT PROFIT a sum equal to the aggregate of:

(a)

the amount necessary to put OMAR or SWIFT PROFIT into the position which would have existed if the PROMISSORY SELLERS’ Warranty had been true and accurate and not misleading, including the amount by which the value of any asset or contract (including one warranted to exist but not in fact existing) thereby is or becomes less and the amount of any liability which thereby arises or is or becomes greater or which OMAR thereby incurs or to which any of them thereby becomes subject; and

(b)	all costs and expenses (including, without limitation, legal fees, experts’ fees and consultants’ fees on an indemnity basis and all costs and expenses incurred in the recovery of the amounts payable under the claim for breach of any PROMISSORY SELLERS’ Warranty) incurred by SWIFT PROFIT or OMAR directly or indirectly, as a result of or in connection with such breach or in order to remedy the same.

10.5.2 Without prejudice to Clause 10.5.1, where the nature of the breach of the PROMISSORY SELLERS’ Warranties or the effect of the breach of the PROMISSORY SELLERS’ Warranties is that:

(i)	the value of an asset (including one warranted to exist but not existing) of OMAR is or becomes less than its value would have been had there been no breach of the PROMISSORY SELLERS’ Warranties; or

(ii)	OMAR has or incurs any liability or increase in liability which would not have been incurred if there had been no breach of the PROMISSORY SELLERS’ Warranties,

the PROMISSORY SELLERS shall be liable to pay, in accordance with Clause 10.5.1, the full amount of such deficiency or diminution in value of the relevant asset or of the relevant liability or increase in liability.

10.5.3 Where there is an obligation pursuant to the terms of this Promissory Agreement for the PROMISSORY SELLERS and/ or OMAR to procure C&C Advogados to return the Deposit (with or without interest, as the case may be) or any other money paid by SWIFT PROFIT pursuant to the terms of this Promissory Agreement and in case C&C Advogados has, for whatever reasons, failed to return such sum to SWIFT PROFIT, the PROMISSORY SELLERS shall remain primarily liable to SWIFT PROFIT regarding the return of the relevant amount or any deficit thereto.

10.6 EFFECT OF COMPLETION

The PROMISSORY SELLERS’ Warranties and all other provisions of this PROMISSORY AGREEMENT, to the extent that they have not been performed on or before Completion, shall not be extinguished or affected by Completion or by any other event or matter, except by a specific and duly authorised written waiver or release by SWIFT PROFIT.

11. PROMISSORY SELLERS’ WARRANTIES:

11.1 OMAR’S CONSTITUTION

11.1.1 Share Capital

(a) The SALE SHARES comprise 100% of the issued and allotted share capital of OMAR and all the SALE SHARES were fully paid by the PROMISSORY SELLERS;

(b) The PROMISSORY SELLERS are the sole legal and beneficial owners of the SALE SHARES and have the right to exercise all voting and other rights over the SALE SHARES;

(c) The SALE SHARES are registered in the name of the PROMISSORY SELLERS; and

(d) All consents for the transfer of the SALE SHARES have been obtained or will be obtained by COMPLETION DATE.

(e) The Sale Shares are free from all Encumbrances and other adverse interests and claims.

11.1.2 Options etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of OMAR under any option or other agreement (including conversion rights and rights of pre-emption). OMAR has not agreed to allot or issue any share or loan capital.

11.1.3 Articles

The copy of the Articles provided by the PROMISSORY SELLERS to SWIFT PROFIT is the true, accurate and update version of the Articles.

11.1.4 Investments, associations and branches

OMAR:-

(a)	is not the holder or beneficial owner of, and has not agreed to acquire, any share or other capital of any other company or corporation (incorporated in Macau or elsewhere);

(b)	is not, and has not agreed to become, a member of any partnership, joint venture, consortium or other unincorporated association, body or undertaking in which it is to participate with any other in any business or investment (with exception to a commitment with SJM to operate a casino at the premises of building at Lot 19) ; and

(c)	has no branch, agency, establishment, operations or place of business outside Macau.

11.1.5 Corporate Information

The particulars contained in Schedule 1 are true, accurate and not misleading.

11.2 OMAR AND THE LAW

11.2.1 Compliance with Laws

OMAR is conducting and has conducted its business in accordance with normal practice on similar companies in its place of incorporation, and there is no order, decree or judgment of any Authority outstanding against OMAR or any person for whose acts OMAR is vicariously liable which may have a material adverse effect upon the assets or business of OMAR.

11.2.2 Authorisations

(a)	All Authorisations necessary under any Law or desirable for utilising any of the assets of OMAR or carrying on effectively any aspect of its business in the places and in the manner in which such business is now carried on have been obtained by OMAR and all of them are in full force and effect and are not limited in duration or subject to onerous conditions.

(b)	There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation or modification of any Authorisation.

(c)	All reports, returns and information required by any Law or as a condition of any Authorisations to be made or given to any person or Authority in connection with OMAR’s business have been made or given to the appropriate person or Authority.

(d)	The utilisation of any of the assets of OMAR or the carrying on of any aspect of OMAR’s business or any business now being carried on by OMAR is not in breach of any of the terms and conditions of any Authorisation and so far as the PROMISSORY SELLERS are aware there is no circumstance, including the entry into or completion of this PROMISSORY AGREEMENT, which indicates that any Authorisation is likely to be suspended, cancelled or revoked or that any of them will expire within a period of one year from the date of this PROMISSORY AGREEMENT.

11.2.3 Breach of the Law

Neither OMAR, nor any of its officers, agents or employees (during the course of their duties in relation to OMAR) have committed, or omitted to do any act or thing the commission or omission of which is, or could be, in contravention of the Law and that could have relevant consequences to the company or its assets and no notice or communication from any court, tribunal, arbitrator, governmental agency or regulatory body has been received by the PROMISSORY SELLERS or OMAR with respect to any alleged, actual or potential violation or failure to comply with, any Law.

11.2.4 Litigation

(a)	Neither OMAR nor any of its past or present officers or agents nor any of its past or present employees is engaged in or the subject of any litigation or arbitration or administrative or criminal proceedings or in any proceedings before an employment tribunal whether as claimant, plaintiff, defendant or otherwise, or any investigation or enquiry by any Authority.

(b)	No litigation or arbitration or administrative or criminal proceedings or investigation or enquiry are pending or threatened or expected by or against OMAR or any such officer, agent or employee and so far as the PROMISSORY SELLERS are aware there are no facts or circumstances likely to give rise to the same.

(c)	No distress, execution or other process been levied against OMAR or action taken to repossess goods in OMAR’s possession. No unsatisfied judgment is outstanding against OMAR.

(d)	No event analogous to any of the foregoing has occurred in relation to OMAR in or outside Macau.

11.3) OMAR’S ACCOUNTS AND RECORDS

The PROMISSORY SELLERS shall make available to SWIFT PROFIT all existing books, books of account, ledgers, financial and other records of whatsoever kind of OMAR

11.4) OMAR’S BUSINESS AND THE EFFECT OF THE SALE

(a)	OMAR has carried on its business in the ordinary and usual course so as to maintain it as an on-going concern and without any interruption or alteration in the nature, scope or manner of its business;

(b)	there has been no material deterioration in the financial or trading position, profitability, prospects or turnover of OMAR;

(c)	OMAR has not borrowed or raised any money or taken any form of financial facility (whether pursuant to a factoring arrangement or otherwise);

(c)	OMAR has paid its creditors in accordance with their respective credit terms or (if not) within the time periods usually applicable to such creditors;

(d)	OMAR has not entered into, or agreed to enter into, any commitment to acquire or dispose of on capital account any asset of an aggregate value in excess of [HK$200,000] or any commitment involving expenditure by it on capital account;

(e)	no share or loan capital has been issued or agreed to be issued by OMAR;

(f)	no distribution of capital or income has been declared, made or paid in respect of any share capital of OMAR and (excluding fluctuations in overdrawn current accounts with bankers) no loan or share capital of OMAR has been repaid in whole or part or has become liable to be repaid in whole or part; and

(g)	OMAR has not done or omitted to do anything which might prejudicially affect its goodwill.

11.5. CONSEQUENCE OF SHARE ACQUISITION BY SWIFT PROFIT

The acquisition of the SALE SHARES by SWIFT PROFIT and compliance with the terms of this PROMISSORY AGREEMENT will not:

(a)	cause OMAR to lose the benefit of any Authorisation or any right or privilege it presently enjoys or relieve any person of any obligation to OMAR (whether contractual or otherwise) or enable any person to determine any such obligation or any contractual right or benefit now enjoyed by OMAR or to exercise any right whether under an agreement with OMAR or otherwise;

(b)	result in any present or future indebtedness of OMAR becoming due or capable of being declared due and payable prior to its stated maturity;

(c)	give rise to or cause to become exercisable any right of pre-emption;

(d)	result in a breach of, or constitute a default under any provision of the articles of association of OMAR;

(e)	result in a breach of, or constitute a default under any order, judgement or decree of Authority by which OMAR is bound or subject; or

(f)	result in a breach of, or constitute a default under the terms, conditions or provisions of any agreement, understanding, arrangement or instrument (including, but not limited to, any of OMAR’s contracts), and, to the best of the knowledge and belief of the PROMISSORY SELLERS, OMAR’s relationships with clients, customers, suppliers and employees will not be adversely affected thereby and the PROMISSORY SELLERS are not aware of any circumstances (whether or not connected with SWIFT PROFIT or the sale of the SALE SHARES) indicating that, nor has it been informed or is otherwise aware that, any person who now has business dealings with OMAR would or might cease to do so from and after Completion.

11.6. OMAR’S ASSETS

11.6.1 Assets and charges

(a)	Except for current assets disposed of by OMAR in the ordinary course of its business, OMAR is the legal and beneficial owner of, and has good marketable title to all assets which have been acquired by OMAR since the Balance Sheet Date and no Encumbrance is outstanding nor is there any agreement or commitment to give or create or allow any Encumbrance over or in respect of the whole or any part of OMAR’s assets, undertaking, goodwill or uncalled capital and no claim has been made by any person that he is entitled to any such Encumbrance.

(b)	Since the Balance Sheet Date, save for disposals in the ordinary course of its business, the assets of OMAR have been in the possession of, or under the control of OMAR.

(c)	No charge in favour of OMAR is void or voidable for want of registration.

11.6.2 Property

The SITE comprises all of the premises and land owned, occupied or otherwise used in connection with the business of OMAR.

11.7) FINANCIAL OBLIGATIONS

11.7.1 Borrowings

The total amount borrowed by OMAR from its bankers does not exceed its facilities and the total amount borrowed by OMAR from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association, or in any debenture or loan stock deed or other instrument.

11.7.2 Facilities

OMAR has no financial facilities.

11.7.3 Off-balance sheet financing

OMAR has not engaged in any other borrowing or financing which has not been reflected in the Accounts.

11.7.4 Security

There is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by, or for the benefit of, OMAR.

There is not outstanding any indebtedness or other liability (actual or contingent) owing by OMAR to any member of the PROMISSORY SELLERS or to any director of OMAR or any person connected with any of them, nor is there any indebtedness owing to OMAR by any such person.

11.8) TAXATION

11.8.1 Taxes

All Taxes liable to be assessed on OMAR or for which it is or may become liable in respect of income, profits or gains earned, accrued or received including any dividends, payments of interest and other distributions (deemed or otherwise) on share or loan capital made down to such date or reflected in the Accounts and, had been paid by OMAR.

11.8.2 Other transactions

(a) OMAR has not been involved in any transaction which has given or may give rise to a liability to Tax on OMAR other than Tax on normal trading income or turnover arising from transactions entered into in the ordinary course of business; and

(b)no payment has been made by Omar which will be wholly or partly disallowable as a deduction or charge in computing profits for Tax purposes.

11.8.3 Returns

OMAR has made returns, computations and notices and provided all information required for Tax purposes, all such returns and information remain correct and complete and no returns or information is, or is likely to be, the subjection of any dispute with, the relevant Tax Authority and the PROMISSORY SELLERS are not aware that any event, act or omission has occurred which would or might give rise to any penalty, fine, surcharge, or interest.

11.8.4 Records

OMAR has kept and preserved all such records and information as may usually be required by relevant Tax Authorities.

11.8.5 Payment of Tax

OMAR has paid all Tax which it has become liable to pay and has not paid any Tax which it was and is not properly due to pay. OMAR is under no liability to pay any penalty, fine, surcharge, interest or any other additional payment in connection with any claim or liability for Tax and there are no circumstances which may give rise to any such penalty, fine, surcharge, interest or other additional payment.

11.8.6 Stamp duties

11.8.6.1 OMAR has duly paid or has procured to be paid all stamp duties, transfer duties or taxes and other document taxes on all documents to which it is a party or in which it is interested and which are liable to any such taxes or duties.

11.9 AUTHORITY AND CAPACITY

11.9.1 The PROMISSORY SELLERS have full powers to enter into this PROMISSORY AGREEMENT and to exercise their rights and perform their obligations hereunder and all corporate and other actions required to authorise the execution of this PROMISSORY AGREEMENT and its performance of the obligation hereunder have been duly taken and this PROMISSORY AGREEMENT will, when executed by the PROMISSORY SELLERS, be a legal, valid and binding agreement on it and enforceable in accordance with the terms hereof; and

11.9.2 The execution, delivery and performance of this PROMISSORY AGREEMENT by the PROMISSORY SELLERS does not and will not violate in any material respect :

(a)	any provisions of any Law or any order or decree of any Governmental authority, agency or court or any part thereof prevailing as at the date of this PROMISSORY AGREEMENT to which SWIFT PROFIT is subject;

(b)	in the case of Double Margin, any provision of its memorandum or articles of association; or

(c)	any contract or instrument which they or any of their assets are subject to.

11.10 INSOLVENCY ETC.

11.10.1 Winding-up

No order has been made, petition presented or resolution passed for the winding up of OMAR or PROMISSORY SELLERS and no meeting has been convened for the purpose of winding up OMAR or the PROMISSORY SELLERS. OMAR has not been a party to any transaction which could be avoided in a winding up.

11.10.2 Administration and receivership

No steps have been taken for the appointment of an administrator or receiver (including an administrative receiver) of all or any part of OMAR’s or the PROMISSORY SELLERS’ assets.

11.10.3 Compositions

Neither OMAR nor the PROMISSORY SELLERS have made or proposed (or intend to propose) any arrangement or composition with its creditors or any class of its creditors.

11.10.4 Insolvency

Neither OMAR nor any of the PROMISSORY SELLERS is bankrupt or insolvent, or unable to pay its debts within the meaning of the insolvency legislation applicable to OMAR or the PROMISSORY SELLERS respectively and neither OMAR nor any of the PROMISSORY SELLERS has stopped paying its debts as they fall due.

11.11 THE SITE

11.11.1 General Warranties

The PROMISSORY SELLERS warrant that all details contained in the description of the SITE in paragraph (b) of the Recitals are true and accurate.

11.11.2 Construction on the SITE

There are no on-going construction works on the SITE, and the SITE shall be vacant on COMPLETION DATE.

11.11.3 Rental payments and bond issuance

All rental payments due under the LAND LEASE GRANT have been settled, and the bond required thereunder, if any, has been given in favour of the Macau SAR Government.

11.11.4 Other Warranties in relation to the SITE

(a)	OMAR is the sole registered lessee of the SITE with the sole absolute legal and beneficial right thereto, free from all Encumbrances and other adverse interests and claims;

(b)	OMAR has exclusive and unfettered possession of the SITE and no right of occupation has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party;

(c)	OMAR has made no commitment to any third party in respect of the SITE, with the exception to a commitment with SJM in order to operate a Casino at the premises of the site’s building .

(d)	there are no mortgages, charges (whether legal or equitable and whether fixed or floating) or debentures, liabilities to maintain roadways, liens (whether for costs or to an unpaid seller or otherwise), annuities or other unusual outgoings, or trusts (whether for securing money or otherwise) or other Encumbrances, rights of occupation, rights to acquire, rights of first refusal or other third party rights affecting the SITE or the proceeds of sale thereof;

(e)	OMAR has in all material respects performed and observed all the covenants, restrictions, reservations, conditions, contracts, statutory requirements, orders, building regulations and other obligations affecting the SITE or its use or development and all requirements of any Governmental body, competent authority or department have been complied with in all material respects;

(f)	the present user of the SITE is the lawful permitted user under the planning and/or building legislation or regulations and any other title deeds or documents or otherwise and is not in contravention of any applicable laws or orders or official directions and all material consents and permissions to such existing use have been obtained and are valid and subsisting;

(g)	there are no outstanding notices, complaints or requirements issued by the Government in respect of the SITE or any part thereof, and there is no pending or threatened proceeding or Governmental action to modify the zoning, classification of or the present user of the SITE or any part thereof;

(h)	OMAR has not received any notice, order, resolution from the Government concerning the expropriation of the SITE or any part thereof;

(i)	OMAR has not received any order, notice or other requirement of any Governmental body, competent authority or department or any other person or body adversely affecting the SITE or any part thereof which has not been complied with and there are no circumstances which would entitle or require the Government or any other person to exercise any power of re-entry and taking possession or which would otherwise restrict or terminate the continued possession or occupation of the SITE;

(j)	nothing has been done or omitted to be done on the SITE or any part thereof, the doing or omission of which is a contravention of any applicable laws, regulations, orders or official directions and there is no development or structures or erections on the SITE in contravention of such laws, regulations, orders or official directions;

(k)	save and except for any statutory and governmental rights for the free and uninterrupted passage and running of water, gas, sewage, electricity, telephone and other services and the cables, pipes, lines and ancillary apparatus installed by the relevant statutory, governmental authorities or licensed service providers, which are now under the surface of the SITE there is no contract creating any easements or restrictions affecting the SITE but benefiting the adjoining properties;

(l)	the SITE enjoys access to and from roads which prior to the date of this contract have been adopted by the appropriate highway authority and are maintainable at the public expense either directly or the SITE has the benefit of all necessary easements or rights over private land on terms which do not entitle any person to terminate or curtail the same;

(m)	the SITE drains into a public sewer and is served by water and electricity Either the pipes, sewers, wires, cables, conduits and other conducting media serving the SITE connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the SITE are enjoyed on terms which do not entitle any person to terminate or curtail the same;

(n)	OMAR is entitled to or has reserved to it all necessary and appropriate rights, including rights to use in connection with the operation and maintenance of the SITE, the common areas, car park areas and facilities and installations which are for the common use of all owners of the development of which the SITE forms part; and

(o)	there are no outstanding actions, disputes, claims or demands between OMAR and any third party affecting the SITE or any neighbouring property.

11.11.5 Warranties relating to development at the SITE

In relation to the SITE:

(a)	the proposed development and construction of the SITE shall be in accordance with all applicable approvals, consents and licences from all relevant planning and other Governmental authorities;

(b)	all proposed additions and alterations to be made by OMAR to the SITE are in accordance with all relevant approvals, consents and licences obtained by OMAR from all relevant planning and other Governmental authorities, if such approvals, consents and licences are required to be obtained;

(c)	there is no contract:

(i) with any adjoining owner or the Government undertaking construction, maintenance, repair or payment obligations in relation to any facilities or building works on any adjoining properties; or

(ii) for airspace rights or rights of access which affect the SITE,

which is or will be binding on OMAR, its successors or assigns;

(d)	the planning consents and permissions for development authorise all present uses at the SITE and are either unconditional or are subject only to conditions which are neither unusual nor temporary and which have been satisfied or fully observed and performed; and

(e)	there are no planning, development or road proposals within the vicinity of the SITE that might affect the SITE or the access thereto.

11.11.6 INFORMATION

There is not, so far as the PROMISSORY SELLERS are aware, information that has not been disclosed to SWIFT PROFIT which, if disclosed, might reasonably affect the willingness of SWIFT PROFIT to buy the SALE SHARES on the terms of this PROMISSORY AGREEMENT.

11.11.7 MATERIAL CONTRACTS

The PROMISSORY SELLERS shall provide copies to SWIFT PROFIT (or details where unwritten) of each agreement or arrangement to which OMAR is a party which is of material importance to the business, profits or assets of OMAR.”

12. SWIFT PROFIT’ WARRANTIES

12.1 SWIFT PROFIT hereby represents, warrants and undertakes to the PROMISSORY SELLERS that:

(a)	SWIFT PROFIT has full powers to enter into this PROMISSORY AGREEMENT and to exercise its rights and perform its obligations hereunder and all corporate and other actions required to authorise the execution of this PROMISSORY AGREEMENT and its performance of the obligation hereunder have been duly taken and this PROMISSORY AGREEMENT will, when executed by SWIFT PROFIT, be a legal, valid and binding agreement on it and enforceable in accordance with the terms hereof; and

(b)	the execution, delivery and performance of this PROMISSORY AGREEMENT by SWIFT PROFIT does not and will not violate in any material respect:

(i)	any provisions of any Law or regulation or any order or decree of any government authority, agency or court of law or any part thereof prevailing as at the date of this PROMISSORY AGREEMENT to which SWIFT PROFIT is subject;

(ii)	any provision of SWIFT PROFIT’S articles of association; or

(iii)	any contract or instrument to which it or any of its assets are subject to.

12.2 Subject to clauses 6.1.1 and 6.1.2, if SWIFT PROFIT fails to comply with any obligation set-out in this PROMISSORY AGREEMENT, the PROMISSORY SELLERS, in the case of non-compliance by the SWIFT PROFIT, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) to terminate this PROMISSORY AGREEMENT and to keep the Deposit made by SWIFT PROFIT according to Clause 3 above.

12.3 . SWIFT PROFIT acknowledge and accept that OMAR and the PROMISSORY SELLERS are entering into this PROMISSORY AGREEMENT under condition of completion of transfer of the site of Lote 25 to THE PROMISSORY SELLERS AND/OR SJM or their respective nominees

12.3 According to the above, the PROMISSORY SELLERS acknowledge that SWIFT PROFIT shall not be liable to indemnify the PROMISSORY SELLERS for any loss or liabilities suffered by the PROMISSORY SELLERS for any breach of the terms of this promissory agreement by SWIFT PROFIT that does not exceed the amount of the Deposit

12.4 Notwithstanding what is provided in the present Clause, SWIFT PROFIT agrees that Article 820 of the Civil Code of Macau shall apply to this PROMISSORY AGREEMENT, and therefore if the PROMISSORY SELLERS do not default this PROMISSORY AGREEMENT, the latter may chose to file a legal action for specific performance of the present PROMISSORY AGREEMENT in accordance with the said legal provision.

12.3 SWIFT PROFIT further represents to the PROMISSORY SELLERS that the SWIFT PROFIT’ Warranties will be true and accurate and not misleading at Completion as if they had been represented at Completion.

13. POST-COMPLETION MATTERS

13.1 The PROMISSORY SELLERS and OMAR undertake to SWIFT PROFIT that both before and after Completion, they have provided or will provide the following information to the Purchaser:

(a)	information in writing in relation to significant occurrences in relation to the development of the SITE.

13.2 The PROMISSORY SELLERS and OMAR undertake to SWIFT PROFIT that both before and after Completion, they will inform SWIFT PROFIT in relation to such all plans, proposals, [submissions, applications for approval] in relation to the proposed developments on the SITE.

14. CONFIDENTIALITY

14.1 Each party:-

(a)	shall treat as strictly confidential the provisions of this PROMISSORY AGREEMENT and the process of their negotiation and all information about any other party obtained or received by it as a result of entering into or performing its obligations under this PROMISSORY AGREEMENT (“CONFIDENTIAL INFORMATION”); and

(b)	shall not, except with the prior written consent of each other party (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this PROMISSORY AGREEMENT) or disclose to any person any Confidential Information and shall use all reasonable endeavours to prevent any person under its direct or indirect control from so acting.

14.2 Clause 14.1 above shall not apply if and to the extent that the party using or disclosing Confidential Information can reasonably demonstrate that:

(a)	such disclosure is required by Law or is required or requested by any supervisory, regulatory or governmental body (including but not limited to the applicable stock exchanges) having jurisdiction over it or its holding company and/ or related companies and whether or not the requirement or request has the force of Law; or

(b)	such disclosure is to its professional advisers in relation to the negotiation, entry into or performance of this PROMISSORY AGREEMENT or any matter arising out of the same or, where the disclosing party is SWIFT PROFIT is of information necessarily or reasonably disclosed to any person concerned with any transaction for financing the purchase of the SALE SHARES or the granting of security over the same or over the benefit of this PROMISSORY AGREEMENT, any other transaction dependent upon or relating to such purchase or any transaction involving the sale or other disposal of any of the SALE SHARES or the whole or any part of the issued share capital of OMAR or any of the assets for the time being of such company or the transfer of control of such company; or

(c)	such disclosure is required to facilitate the satisfaction of the provisions of Clause 5.2.

14.3 The restrictions contained in this Clause 14 shall survive Completion and shall continue without limit of time.

14.4 Where any confidential information is also privileged, the waiver of such privilege is limited to the purposes of this PROMISSORY AGREEMENT and does not, and is not intended to, result in any wider waiver of the privilege. Any party hereto in possession of any confidential information relating to any other party hereto (a “privilege holder”) shall take all reasonable steps to protect the privilege of the privilege holder therein and shall inform the privilege holder if any step is taken by any other person to obtain any of its privileged confidential information.

15. NOTICE

15.1 Each notice, demand or other communication given or made under this PROMISSORY AGREEMENT (each, a “Notice”) shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by two Business Days’ prior written notice specified to the other parties):

LEONG ON KEI, AKA ANGELA LEONG	Correspondence Address

C/ STDM – AVENIDA DE LISBOA, 2-4, Hotel Lisboa, 9F, Macau

	Fax number	:	590 590

	Attention	:	Dra. Connie Kong

DOUBLE MARGIN	Address	:	International trust Building,

Wickhams Cay, Tortola, BVI

Correspondence Address

C/ STDM – AVENIDA DE LISBOA, 2-4, Hotel Lisboa, 9F, Macau

Fax number	:	590 590

Attention	:	Dra. Connie Kong

SWIFT PROFIT	Correspondence Address:

c/o 38/F., THE CENTRIUM, 60 WYNDHAM STREET,

CENTRAL, HONG KONG

	Fax number	:	(852) 3162 3579

	Attention	:	Mr. Samuel Tsang

OMAR	Correspondence Address

C/ STDM – AVENIDA DE LISBOA, 2-4, Hotel Lisboa, 9F, Macau

	Fax number	:	590 590

	Attention	:	Dra. Connie Kong

15.2 A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at time of delivery, if delivered by hand or by courier; or

(b)	if sent by facsimile transmission upon the receipt of machine printed confirmation; and

(c)	in the case of a notice sent by post it shall be deemed to have been given on the first Business Day after posting if the address is in Macau and the fifth Business Day after posting if the address is outside Macau. In proving the giving of a Notice it shall be sufficient to prove that the Notice was left or that the envelope containing such Notice was properly addressed and posted or that the applicable means of telecommunication was properly received (as the case may be).

16. MISCELLANEOUS

16.1 This PROMISSORY AGREEMENT and the NOTARIZED SHARE TRANSFER AGREEMENT constitute the whole agreement between the parties hereto and shall supersede the terms of any agreement, whether oral or otherwise, made prior to the entering into of this PROMISSORY AGREEMENT. It is expressly declared that no purported variations hereof shall be effective unless made in writing and signed by all the parties hereto.

16.2 Each of the Parties shall at the request of any of the others do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this PROMISSORY AGREEMENT.

16.3 No waiver by any Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof and any forbearance or delay by the relevant Party in exercising any of its rights hereunder shall not be constituted as a waiver thereof.

16.4 The illegality, invalidity or unenforceability of any part of this PROMISSORY AGREEMENT shall not affect the legality, validity or enforceability of any other part of this PROMISSORY AGREEMENT.

16.5 The liabilities and obligations of the PROMISSORY SELLERS under this PROMISSORY AGREEMENT shall be joint and several.

17. COSTS AND EXPENSES

17.1 Subject to any express provision of this PROMISSORY AGREEMENT to the contrary, each party to this PROMISSORY AGREEMENT shall bear its own costs and disbursements of and incidental to the preparation, negotiation and completion of this PROMISSORY AGREEMENT and the sale and purchase hereby agreed to be made.

17.2 All taxes payable in connection with the transfer of the SALE SHARES shall be borne by SWIFT PROFIT

17.3 All registration and notary fees related to the Transfer of Shares shall be borne by SWIFT PROFIT

18. GOVERNING LAW AND JURISDICTION

18.1 The laws of the Macau SAR shall apply to any matters not contemplated in this PROMISSORY AGREEMENT, and the Courts of the Macau SAR shall have exclusive jurisdiction to decide on any conflicts emerging from this PROMISSORY AGREEMENT.

DOUBLE MARGIN LIMITED	)
and SIGNED by Li Chi Keung	)
) /s/
in the presence of: -)
/s/	)
Witness: /s/	)

LEONG ON KEI aka ANGELA LEONG	)
SIGNED	)

) /s/
in the presence of: -)
/s/	)
Name: /s/	)

SWIFT PROFIT INVESTMENT LIMITED	)
and SIGNED by Mr.	)
) /s/
in the presence of: -)
/s/	)
Name:	)

Sociedade de Fomento Predial Omar, Limitada)
and SIGNED by Ms. Angela Leong	) /s/
and Mr. Li Chi Keung	) /s/
in the presence of: -	)
/s/	)
Name: /s/	)

Schedule 1

Particulars of OMAR

Name of Company:	“Sociedade Fomento Predial Omar, Limitada”, in English “Omar Property Development Company Limited”

Registered number:	Nr. 5345 at fls 177 of Book C13 and Macau Commercial Registry Office

Registered office:	Avenida Lisboa, Hotel Lisboa, 2nd Floor, Macau

Date and place of incorporation:	Macau, 1-08-1991

Issued share capital:	MOP$10.000,00

Authorised share capital:	MOP$10.000,00

Registered shareholders and shares held:	Leong On Kei – MOP$6.500,00 “Double Margin Limited” – MOP$3.500,00

Directors:	Leong On Kei; Ho, Stanley Hung Sun; Li Chi Keung; Ambrose So Shu Fai; Chan Wai Lun, Anthony

Accounting reference